Exhibit 15.1

Board of Directors and Stockholders
United Fire Group, Inc.
We are aware of the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statements (Form S-8 Nos. 333-151074, 333-42895, 333-107041, 333-129923 and 333-178095) of United Fire Group, Inc., as successor registrant to United Fire & Casualty Company, of our reports, dated May 10, 2011, August 5, 2011, and November 4, 2011, relating to the unaudited consolidated interim financial statements of United Fire & Casualty Company that are included in its Forms 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, respectively.

/s/ Ernst & Young LLP
Ernst & Young LLP
Chicago, Illinois
February 3, 2012